Exhibit 10.7
PORTIONS OF THIS EXHIBIT DENOTED WITH THREE ASTERISKS (***) HAVE BEEN
OMITTED AND WILL BE SUBJECT TO A REQUEST FOR CONFIDENTIAL
TREATMENT WITH THE SECURITIES AND EXCHANGE COMMISSION.
CHIP AND SAWLOG SUPPLY AGREEMENT
THIS AGREEMENT made this 8th day of September 1980 BETWEEN:
BRITISH COLUMBIA FOREST PRODUCTS LIMITED,
a British Columbia company of Vancouver, British Columbia
(hereinafter called “BCFP”)
OF THE FIRST PART
AND:
DOMAN INDUSTRIES LIMITED, a British Columbia
company of Duncan, British Columbia
(hereinafter called “Doman”)
OF THE SECOND PART
WHEREAS the parties are desirous of setting out their understandings and agreements relative to allocation, sale and purchase of certain of the Chips and Sawlogs to be produced by the parties hereto.
WITNESSETH that in consideration of the mutual covenants and agreements contained herein the parties hereto covenant, acknowledge and agree each with the other as follows:
1.	DEFINITIONS AND INTERPRETATION
In this Agreement unless the context otherwise requires:
(a)	“BCFP Logging Operations” shall mean the logging operations carried on by BCFP and/or its contractors on Vancouver Island and the coastal area of British Columbia.

(b)	“Chips” shall mean wood chips manufactured in conformity with the conditions and specifications set forth in this Agreement and suitable for the manufacture of woodpulp.
(c)	“Crofton Pulpmill” shall mean the kraft pulp mill of BCFP at Crofton, British Columbia.
(d)	“Cubic Metre” shall mean cubic metre, British Columbia metric scale as determined by the Forest Act.
(e)	“Doman Facilities” shall mean the sawmilling and chipping facilities of Doman and Doman Forest Products Limited existing, acquired or constructed during the term of this Agreement.
(f)
“Doman’s TMP Mill” shall mean the thermo-mechanical pulpmill proposed to be constructed by Doman at Nanaimo, British Columbia, having a design production capacity of 500 tonnes per day of groundwood pulp.

(g)	“Forest Act” shall mean the Forest Act, R.S.B.C. 1979, Chapter 140 and includes amendments made to it, regulations made under it and legislation that replaces it from time to time.
(h)
“Fully loaded and trimmed and made ready for towing” occurs only when Doman has in accordance with the loading instructions supplied from time to time by BCFP loaded a barge by gravity to its capacity with Chips in such manner as will minimize voids and air spaces and as will achieve the maximum degree of density of Chips in each loaded barge as is usually achieved by proper suppliers of Chips and only when the following additional limitations and conditions are duly observed and performed:

(i)	the limitations that a prudent person exercising reasonable care would observe; and
(ii)
the trimming of the barge in such a manner as will render it seaworthy and as will cause it to remain in a seaworthy condition in the judgment of the master of the vessel of the towing agent throughout its voyage to its destination.

(i)	“Month” shall mean a calendar month.
(j)
“Sawlogs” shall mean logs representative of a cross-section of BCFP’s coastal sawlog production, but not including standard fir, which have been manufactured and sorted according to quality and specifications that would from time to time be prepared for use in BCFP’s coastal sawmills or into Sawlog booms for sale on the Vancouver log market.

(k)
“Unit” shall mean 200 cubic feet of gravity packed Chips if delivered in chip barges, and when delivered by truck shall mean in the case of hemlock/balsam/ spruce Chips 1,850 bone dry pounds of chips, in the case of fir/pine Chips 2,000 bone dry pounds of chips, and in the case of red cedar Chips 1,500 bone dry pounds of chips.

(l)	“Year” shall mean a calendar year.
2.	DOMAN CHIPS
All Chips produced by Doman from the Doman Facilities shall be allocated, sold and purchased in the order of priority and manner as follows:
(a)	Until substantial completion of construction and commencement of pulping operations of Doman’s TMP Mill, Doman will:
(i)	Firstly, sell to BCFP and BCFP will purchase all Chips produced by Doman each Year up to a maximum of (***) Units of Chips each Year.
(ii)
Secondly, sell Chips in accordance with the terms and conditions of the current chip supply contracts of Doman which Doman hereby warrants and covenants will expire or be satisfied on or before December 31, 1984. Doman further covenants and agrees with BCFP not to amend, extend or renew any of such chip supply contracts, nor enter into any new Chip supply contracts without the prior written consent of BCFP unless the volume that will be supplied to BCFP is at least (***) Units per Year; and

(iii)
Thirdly, sell to BCFP and BCFP will purchase all additional Chips produced by Doman up to a maximum of (***) Units each Year less the number of Units to be sold during that Year to the purchaser under the contracts described in subparagraph 2(a)(ii).

(b)	Upon substantial completion of construction and commencement of pulping operations of Doman’s TMP Mill, Doman will:
(i)	allocate Chips for the internal requirements of Doman’s TMP Mill estimated to be (***) Units per Year; and
(ii)	sell to BCFP and BCFP will purchase the remaining volume of Chips not so allocated up to a maximum of (***) Units per Year.

3.	BCFP SAWLOGS
During each Year BCFP will offer to sell to Doman a volume of Sawlogs produced from BCFP Logging Operations on a basis of one Cubic Metre of Sawlogs for each (***) Units of Chips sold and delivered by Doman to BCFP in each Year. The maximum volume of Sawlogs to be offered by BCFP to Doman in any one Year shall be (***) Cubic Metres.
Of the Sawlogs offered to Doman, BCFP will endeavour to provide 60% standard Hemlock/Balsam.
4.	CHIP AND SAWLOG PRICES AND TRUCKING ALLOWANCE
(a)	(i)	In subparagraphs 4(a) and 7(a):
(A)	“3 year period” shall mean a period commencing on October 1 of a Year and ending on September 30 of the third Year following;
(B)
“Base Period” shall mean, for the first 3 year period, the third calendar quarter in 1980, and for each subsequent 3 year period, the third calendar quarter of each subsequent third Year until and including 2007;

(C)	“Base Price” shall mean, for the first 3 year period:
(I)	(***) per Unit f.o.b. Doman Facilities for hemlock, balsam, and/or spruce Chips;
(II)	(***) per Unit f.o.b. Doman Facilities for fir and/or pine Chips;
(III)	(***) per Unit f.o.b. Doman Facilities for cedar and/or cypress Chips; and
for each subsequent 3 year period the prices for the respective species of Chips agreed upon or determined in accordance with subparagraph 4(a)(iv) of this Agreement;

(D)
“Quarterly Crofton Average Mill Net Price” shall mean the average for a BCFP financial reporting quarter year of the gross selling price, on a per tonne basis, of all of the market pulp sold and shipped by BCFP from the Crofton Pulpmill less all discounts, rebates, commissions, freight, wharfage, handling, insurance and other similar costs paid or allowed by BCFP in order to arrive at the net selling price received by BCFP on a per tonne basis and converted to Canadian funds using the average daily exchange rate for that particular financial reporting quarter year;

(E)
“Base Mill Net Price” shall mean, for the first 3 year period, the Quarterly Crofton Average Mill Net Price for BCFP’s third financial reporting quarter year in 1980, and for each subsequent 3 year period, the Quarterly Crofton Average Mill Net Price for BCFP’s third financial reporting quarter year in each subsequent third Year until and including 2007.

(F)
“Chip Price” shall mean in each calendar quarter subsequent to the Base Period, the Base Price adjusted upwards or downwards as the case may be by the percentage equal to the percentage change in the Quarterly Crofton Average Mill Net Price for the calendar quarter in which the Chips are purchased, from the Base Mill Net Price; and

(G)	“Provisional Chip Price” shall mean for any calendar quarter the Chip Price for the immediately preceding calendar quarter.
(ii)	The purchase price payable by BCFP for Chips purchased from Doman pursuant to the provisions hereof shall be the Chip Price prevailing at the time of the sale.
(iii)	For the 3 year period commencing on the 1st day of October, 1980 the Base Price shall be as specified in subparagraph 4(a)(i)(C).
(iv)	For each succeeding 3 year period the Base Price shall be determined as follows:
(A)
In the penultimate month of each 3 year period representatives of each of the parties shall meet with a view to agreeing upon the Base Price for the succeeding 3 year period, and any Base Price agreed upon shall be effective for such 3 year period; and

(B)
Failing agreement within such month either party may by notice to the other refer the matter to Thorne Riddell & Co., Chartered Accountants of Vancouver, B.C. (“Thorne Riddell”) instructing them to determine the then current British Columbia coast market prices f.o.b. millsite for the following categories of wood chips:

(I)	hemlock, balsam and/or spruce,
(II)	fir and/or pine, and
(III)	cedar and/or cypress,
which prices shall be determined by Thorne Riddell having regard to sales of Chips by independent British Columbia coastal sawmills to domestic arm’s length purchasers for their own consumption and sales by Doman to other permitted purchasers of its Chips, and such prices when so determined shall be the Base Price for each such category for the ensuing 3 year period, and the decision of Thorne, Riddell shall be final and binding on the parties.
(b)
In addition to the purchase price for Chips provided in paragraph 4, for Chips delivered by truck to the Crofton Pulpmill pursuant to this Agreement, BCFP will pay to Doman a trucking allowance of (***) for each Unit of Chips so delivered, provided that such trucking allowance will be adjusted annually at such time or times as BCFP and Doman agree on a new trucking allowance having regard to changes in Doman’s operating costs and failing agreement by arbitration under paragraph 19.

(c)
The purchase price payable by Doman to BCFP for each boom of Sawlogs purchased by Doman from BCFP pursuant to the provisions hereof shall be the price agreed upon by BCFP and Doman at the time of sale and failing agreement shall be the fair market value of the boom determined in accordance with subparagraph 4(d) hereof, and if applicable by arbitration under paragraph 19.

(d)	The fair market value of a boom of Sawlogs referred to in paragraphs 3 and 4 shall be determined with reference to:
(i)	the volume, quality, log size, type and species of the logs in the boom that is to be purchased; and
(ii)	the competitive prices prevailing in the Vancouver log market for equivalent Sawlogs of the volume, type and species at the time of purchase, but no account shall be taken of:
(A)	sales of logs in which the seller and buyer do not act bona fide or do not act at arm’s length within the meaning of the Income Tax Act (Canada),

(B)	distress sales,
(C)	sales of logs for export from British Columbia; or
(D)	sales of Hemlock/Balsam sawlogs to custom cutting sawmills or their agents.
5.	CHIP SPECIFICATIONS
(a)	Chips shall be produced only from wood of fir, hemlock, balsam, spruce, pine, red cedar, cypress or other species acceptable to BCFP.
(b)
All Chips delivered to BCFP shall be free of all foreign and deleterious matter that may adversely affect the quality of the pulp produced at the Crofton Pulpmill, or adversely affect the pulping process of the Crofton Pulpmill, and without limiting the generality of the foregoing, shall be free of soot, cinders, fly ash, plastic material and hog fuel. In any event, the Chips shall not contain more than 0.2% bark and 0.5% rot by weight.

(c)	(1)
Chipper knives shall be set to cut a chip (from knife cut to knife cut) measured on the same plane end to end, seven-eighths (7/8ths) inch in length or adjusted to the requirements of BCFP, and Doman agrees to comply with the requests of BCFP from time to time for specific sizes.

(ii)	Chips comprised in each truckload or bargeload of Chips shall conform to the following limits of size measure by grain length:

Over 1-1/2”	Not more than 1.5% by weight
Over 1-1/8” but not exceeding 1-1/2”	Not more than 6% by weight
Over 7/8” but not exceeding 1-1/8”	Not less than 20% by weight
Over 5/8” but not exceeding 7/8”	Not less than 30% by weight
Over 3/8” but not exceeding 5/8”	Not more than 30% by weight
Over 3/16” but not exceeding 3/8”	Not more than 10% by weight
3/16” and under	Not more than 1% by weight
(iii)
Determination of the percentage of bark, rot and Chip size in any truckload or bargeload of Chips shall be made on the basis of the green weight of a representative sample of the truckload or bargeload, as the case may be.

(d)
If a representative sample of any truckload or bargeload of Chips delivered to BCFP hereunder fails to conform to the terms, conditions, and specifications of this Agreement, BCFP shall promptly notify Doman of its objection. BCFP may at such time notify Doman that no further Chips be delivered until such Chips comply with the specifications of this Agreement.

6.	PRODUCTION AND SCHEDULING
Doman at the Doman Facilities shall:
(a)
Manufacture into Chips all hemlock, balsam, cypress, spruce, fir, red cedar and pine wood not suitable for manufacture into veneer, plywood, lumber or specialty wood products in accordance with the terms, conditions and specifications of this Agreement;

(b)
Maintain all barking and chipping facilities at the Doman Facilities in first class condition at all times including replacement and repair of equipment as is necessary in order to produce Chips conforming to the specifications, and maintain the chipper knives, face plates, knife holders and anvil in proper condition to produce cleanly cut Chips; and

(c)
Advise BCFP in writing in the first week of January, April, July and October in each Year of its estimated production of Chips to be sold to BCFP during the ensuing six months. If anticipated production or anticipated delivery of Chips to BCFP is to be less than (***) Units in any one Year then Doman will give to BCFP six months prior written notice of such deficiency and the reasons for and the anticipated deficiency.

7.	PAYMENT
(a)
BCFP shall pay to Doman the Provisional Chip Price by the 15th day of each month for Chips sold to BCFP and invoiced by Doman during the immediately preceding month provided that by the 15th day of April, July, October and January in each Year, BCFP shall pay to Doman or Doman shall pay to BCFP, as the case may be for each Unit of Chips purchased from Doman, the difference between the Chip Price for the immediately preceding calendar quarter and the Provisional Chip Price already paid by BCFP to Doman for Chips purchased during the immediately preceding calendar quarter.

(b)
If in any Year BCFP exports Chips from British Columbia then Doman shall share in the pre-tax profit, if any, of BCFP applicable to the Chip export transaction. The share of Doman shall be the percentage of the pre-tax profit equal to the percentage that the volume of Chips supplied by Doman to BCFP in such Year bears to the total Chip utilization by the Crofton Pulpmill in such Year. In the event of disagreement the share of Doman shall be determined by Thorne Riddell & Co., Chartered Accountants of Vancouver, British Columbia.

(c)	Payment shall be made by Doman to BCFP by the 15th day of each month for Sawlogs sold to Doman and invoiced by BCFP during the immediately preceding month or as Doman and BCFP may otherwise agree.
8.	DELIVERY OF CHIPS
All Chips shall be delivered by Doman at its expense to BCFP. Delivery of Chips shall be deemed to be made to BCFP when:
(a)	In the case of the delivery of Chips by Doman by truck to the Crofton Pulpmill, when Doman’s truck has dumped the Chips at the chip truck dump at the Crofton Pulpmill; or
(b)
In the case of deliveries of Chips by barge when the master of the tug of BCFP’s towing agent has placed a line aboard a barge fully loaded and trimmed and made ready for towing or 48 hours after Doman notifies BCFP or its towing agent by telephone that the loaded barge is ready for towing, whichever first occurs.

9.	SALE AND DELIVERY OF SAWLOGS
(a)
To the extent that BCFP’s logging operations permit, the booms of Sawlogs to be offered for sale by BCFP to Doman during a Year under this Agreement shall be offered in a regular and systematic manner during the Year.

(b)	When BCFP has a boom of Sawlogs it intends to offer to Doman under this Agreement BCFP shall notify Doman of:
(i)	the volume, type and species of Sawlogs in the boom;
(ii)	the purchase price BCFP proposes for the Sawlogs contained in the boom; and
(iii)	the location of the boom.
(c)	Doman shall have 15 days after receipt of the notice under subparagraph 9(b) to accept the offer of BCFP.
(d)	Any Sawlogs offered to Doman and not accepted by Doman will be removed from the Sawlog commitment in that Year and not carried forward into the next or subsequent Years.
(e)	Sales and purchases of Sawlogs under this Agreement may be confirmed by telephone.
(f)	If Doman purchases a boom of Sawlogs under this Agreement it will take delivery of the boom within fifteen (15) days after the latest of:
(i)	the date when Doman receives from BCFP a copy of the scale tally sheets for the scale;
(ii)	the date when the parties agree on the purchase price and specifications of the contents of the boom; or
(iii)	the date when the purchase price and specifications of the contents or both are determined by arbitration under paragraph 19 of this Agreement.

(g)
All Sawlogs sold under this Agreement shall be in accordance with generally accepted log sales practices, f.o.b. at the following delivery points: Shoal Island, Nanaimo, Howe Sound and/or the North Arm of the Fraser River or at such other delivery point acceptable to Doman.

(h)
BCFP will provide boomsticks for each boom of Sawlogs Doman purchases from BCFP under this Agreement and BCFP will sell such boomsticks to Doman and Doman will purchase such boomsticks from BCFP at their fair market value and Doman will pay BCFP for the boomsticks when it pays BCFP for the boom.

(i)	The volume of boomsticks that are purchased by Doman hereunder shall be credited against the volumes of Sawlogs required to be sold to Doman hereunder.
10.	TITLE AND RISK OF CHIPS AND SAWLOGS
(a)	Title to and all rights of property in and the risk of loss of or damage to Sawlogs purchased under this Agreement shall pass to Doman at the earlier of:
(i)	the time when Doman receives the invoice for the Sawlogs; or

(ii)	the time when delivery of the Sawlogs is made.
(b)	Title to and all rights of property in and the risk of loss of or damage to Chips purchased under this Agreement shall pass to BCFP on delivery as provided in paragraph 8.

11.	LOADING AND UNLOADING OF CHIPS
(a)
BCFP shall provide all barges necessary to receive Chips from Doman and shall arrange through its towing agent for the removal of all barges that are fully loaded and trimmed and made ready for towing.

(b)
If Chips are to be loaded onto barges Doman shall provide good, safe and proper moorings and berths for barges at or near the Doman Facilities and Doman will accept delivery of empty barges 48 hours prior to agreed loading time.

(c)
Doman shall ensure that in loading trucks or barges for delivery to BCFP, Chips produced from different species of wood shall not be mixed except hemlock, balsam, and/or spruce Chips may be mixed, fir and pine Chips may be mixed, and red cedar and cypress Chips may be mixed.

(d)	BCFP shall provide adequate lift dump facilities at the Crofton Pulpmill for unloading Chip trucks of Doman.
(e)
BCFP shall use all reasonable efforts to maintain the aforesaid lift dump facilities in good operating condition. It is estimated that the maximum unloading time is twenty (20) minutes at the lift dump facilities, but BCFP makes no guarantee as to the maximum unloading time.

(f)	Provided there are no objections from the trade unions certified for the operations of BCFP and Doman, Doman’s trucks shall be unloaded by Doman’s drivers.
(g)
BCFP agrees that the lift dump facilities at the Crofton Pulpmill will be available for unloading twenty-four (24) hours a day, five (5) days a week, commencing at 12:00 p.m. on Sunday and ending at 12:00 p.m. on Friday. Doman agrees to alter its hauling schedule to comply with any changes made in the above hours of operation.

12.	RESPONSIBILITY AND INSURANCE
(a)
Doman hereby assumes any and all duties and responsibilities with respect to the delivery of Chips to BCFP by truck or barge and assumes also all risk and liability with respect to the loss of or damage to or by trucks or barges and the Chips contained therein arising out of any cause whatsoever save and except the negligence of BCFP or its employees until the Chips have been delivered to BCFP and in the case of delivery by truck until Doman’s truck has left the property of BCFP.

(b)
During the term of this Agreement Doman shall maintain and pay for Comprehensive General Liability Insurance to include the liability assumed by Doman under subparagraph 12(a) hereof for loss or damage including loss of or damage to property and the Chips contained in trucks or barges. Limits of liability for such insurance shall not be less than one million ($1,000,000) dollars inclusive for bodily injuries or property damage for any one occurrence. Certified copies of such insurance shall be produced to BCFP upon request.

13.	MEASUREMENT OF CHIPS
(a)
For deliveries by truck BCFP shall conduct all measurements of the quantity of Chips delivered under this Agreement, but its measurement procedures, methods and practices, and records of measurements shall be subject to inspection by Doman at all reasonable times. Doman in its discretion may from time to time make such check measurements as it wishes for the purpose of testing the accuracy of the measurements of BCFP and if Doman discovers any material error in the measurement methods of BCFP, BCFP will make such appropriate changes in its measurement practices as may be required.

(b)
For deliveries by barge Doman shall conduct all measurements of the quantity of Chips to be delivered thereunder prior to the loaded barge leaving the Doman Facility, but its measurement procedures, methods and practices, and records of measurements shall be subject to inspection by BCFP at all reasonable times. BCFP in its discretion may from time to time make such check measurements as it wishes for the purpose of testing the accuracy of the measurements of Doman and if BCFP discovers any material error in the measurement methods of Doman, Doman will make such appropriate changes in its measurement practices as may be required.

14.	SCALING AND GRADING OF SAWLOGS
BCFP will cause each boom of Sawlogs that it sells to Doman under this Agreement to be stick scaled by a licenced or acting scaler (as defined in the Forest Act) prior to the time when it is to be delivered to Doman and the scaling expenses shall be shared equally by BCFP and Doman. All booms of Sawlogs may be rescaled in accordance with a mutually acceptable procedure.

15.	LIENS
All Chips and Sawlogs sold under this Agreement shall be free and clear of all liens, charges, encumbrances and adverse claims of every nature and kind.
16.	CURTAILMENT OF PULPMILL
(a)
If and as often as pulp production at the Crofton Pulpmill is curtailed for any reason whatsoever, there may be a proportionate curtailment of the purchase of Chips and BCFP shall have the right to discontinue, in whole or in part, the purchase and acceptance of Chips from Doman during such period of curtailment, provided however, the reduction in the volume of Chips purchased from Doman in any month hereunder during such curtailment shall not be greater than the proportionate reduction in production of pulp in tonnes at the Crofton Pulpmill during such month based on the volume of pulp in tonnes, as estimated by BCFP, which would have been produced in such month if such curtailment had not occurred. The determination of the proportionate curtailment of the Crofton Pulpmill by BCFP during any period shall be final and binding upon Doman.

(b)
BCFP shall in addition to its right to discontinue the purchase and acceptance of Chips in any period of curtailment have the right at its election to redirect to the pulpmill at Woodfibre, British Columbia for purchase if required by such pulpmill at a price equal to the Chip Price then prevailing all or any portion of the Chips which it otherwise would have purchased under this Agreement.

(c)
In the event of a curtailment as herein provided, BCFP will make reasonable efforts to cooperate with Doman and will exercise all reasonable efforts not to cause disruption to or shutdown of the Doman Facilities, provided however, Doman will achieve the required curtailment over the period of one month such that at the end of the said period, the total volume of Chips accepted by BCFP from Doman during such period will not exceed the total curtailed volume that would have been taken during such period if the volume accepted by BCFP had been curtailed as required immediately upon the curtailment becoming effective.

(d)
Whenever Doman produces Chips which as a consequence of curtailment of pulp production at the Crofton Pulpmill that BCFP has not redirected and is not obliged to purchase, Doman shall have the right to dispose of or sell such Chips as it sees fit; provided that if such Chips are not disposed of or sold but are stockpiled, BCFP, after such period of curtailment has ceased, shall have the option but shall not be obliged to purchase all or part of such stockpiled Chips upon giving Doman notice within fourteen (14) days after such period of curtailment has ceased, specifying the quantity of such stockpiled Chips to be purchased subject to and upon the terms of this Agreement. Doman shall not deliver any stockpiled Chips to BCFP unless BCFP has exercised its option to purchase such Chips.

(e)
Any Chips produced by Doman during a period of curtailment and offered to but not purchased by BCFP, shall be removed from Doman’s commitment to BCFP under paragraph 2 hereof and shall be credited to the volume of Chips for the purpose of determining the volume of Sawlogs to be offered by BCFP to Doman pursuant to paragraph 3 hereof.

17.	FORCE MAJEURE
No party to this Agreement shall incur any liability to the other party when the delivery or the acceptance of Chips and/or Sawlogs is delayed or prevented by adverse weather conditions, fire, flood, earthquake, eruption and the consequences thereof, war, rebellion, insurrection, riot, strike, lockout, difference with workers or other labour disruption, failure of carriers to transport or furnish facilities for transportation, or failure in delivery when the raw material supplies of Doman, or the facilities of production or manufacture, of either BCFP or Doman are impaired by the order, requisition or necessity of any Government or other authority, acts of God, or when such delay or failure is due to any cause whatsoever beyond the reasonable control of either Doman or BCFP, whether similar to or dissimilar from the causes herein enumerated.
18.	TERM
This Agreement shall continue in force until the 30th day of September, 2010.
19.	ARBITRATION
(a)	If, within 10 days after BCFP or Doman gives notice to the other that BCFP or Doman do not agree on
(i)	the fair market value of the boom of Sawlogs;

(ii)	the specifications of Sawlogs in the boom;

(iii)	the Chip Price; or

(iv)	the trucking allowance under subparagraph 4(b);
the fair market value of the boom, the specifications, the Chip Price or the trucking allowance shall be determined by arbitration according to subparagraph 19(b).
(b)	Where, under subparagraph 19(a), either party gives a notice referred to therein
(i)
subject to this paragraph, the Arbitration Act R.S.B.C. 1979, Chapter 18 including amendments made to it, regulations made under it and legislation that replaces it from time to time shall apply to the arbitration;

(ii)
one arbitrator shall be appointed by each party to the disagreement, and the third arbitrator shall be appointed by the other two arbitrators and failing agreement by the Chief Justice of the Supreme Court of British Columbia;

(iii)	in arbitration proceedings relative to Sawlogs, all arbitrators shall be log brokers;
(iv)	in arbitration proceedings in which the fair market value of Sawlogs is at issue, the fair market value shall be determined, as far as reasonably possible, according to paragraph 4(d) hereof; and
(v)
the decision of the arbitrators, or a majority of them, together with their decision as to costs shall be final and binding on the parties, but the decision shall not be a precedent in any subsequent arbitration under this Agreement.

20.	CONDITION PRECEDENT
The obligations of the parties hereto are subject to and shall not become effective unless and until the closing of the transaction contemplated by the Agreement which resulted from the acceptance on August 14, 1980 by ITT Industries of Canada Ltd. of the Amended Offer dated August 14, 1980 of BCFP, as further amended by a Letter dated August 25, 1980 and a letter dated September 8, 1980, to which Doman and Whonnock Industries Limited are participants, covering the acquisition of the property and assets of the Rayonier Canada Division of ITT Industries of Canada Ltd. in Alberta and British Columbia. If such transaction is not closed on or before December 31, 1980 then this Agreement is null and void and of no further force or effect.

21.	SATISFACTION OF CONDITIONS
It is acknowledged and agreed by BCFP and Doman that upon, but not before, this Agreement becoming effective pursuant to paragraph 20 hereof, the conditions contained in subparagraphs 5(a) and 5(b) of the Letter Agreement dated August 5, 1980 between BCFP, Doman and Whonnock Industries Limited as amended by a Letter Agreement dated August 14, 1980 between BCFP, Doman and Whonnock Industries Limited shall be and be deemed to be satisfied.
22.	NOTICES
All notices, requests, demands or directions to one party to this Agreement by the other shall be in writing and delivered or sent by registered mail postage prepaid, telex, telegram or cable addressed as follows:
To BCFP:
British Columbia Forest Products Limited
2200 — 1050 West Pender Street
Vancouver, British Columbia
Attention: The Secretary
To Doman:
Doman Industries Limited
3rd Floor, 435 Trunk Road
Duncan, British Columbia
Attention: The Secretary

or to such other address as may be specified by one party to the other in a notice given in the manner herein provided. Any notice, request, demand or direction given in such manner shall be deemed to have been received by the party to whom it is given:
(a)	on the fifth business day following the mailing thereof, if sent by registered mail;
(b) on the day of delivery, if delivered; or
(c)	on the business day following the transmittal thereof, if sent by telex, telegram or cable.
If normal mail service, telex service or telegraph service is interrupted by strike, lockout, slowdown, force majeure or other cause, a notice, request, demand or direction sent by the impaired means of communication will not be deemed to be received until actually received, and the party sending the notice, request, demand or direction shall utilize any other such services which have not been so interrupted or shall deliver such notice, request, demand or direction in order to ensure prompt receipt thereof.
23.	TIME
Time is of the essence of this Agreement.
24.	ASSIGNMENT
Neither party may assign this Agreement or any of its rights hereunder without the prior written consent of the other party and any purported assignment by either party without such consent is void; provided, however, that either party may assign this Agreement without such consent to an affiliate of it on condition that such affiliate has agreed to be bound by the terms and conditions of this Agreement by executing and delivering to the other party to this Agreement such written evidence as it may reasonably require to reflect such agreement. For the purposes of this paragraph 24, “affiliate” means any corporation incorporated under the laws of Canada or a Province of Canada a majority of the Board of Directors of which BCFP or Doman, as the case may be, has the right, directly or indirectly, to elect or appoint or which has the right, directly or indirectly, to elect or appoint a majority of the Board of Directors of BCFP or Doman.

25.	EXISTING AGREEMENTS
This Agreement shall supersede the Agreement dated April 17, 1978 between Doman Forest Products Limited and BCFP insofar as such Agreement is applicable to the supply and purchase of Chips, but such Agreement shall remain in full force and effect insofar as it is applicable to the supply and purchase of hog fuel.
26.	DISCLOSURE
It is agreed by the parties hereto that this Agreement shall not be disclosed by either party to persons other than their respective officers and employees without the prior written consent of the other party.
27.	SUCCESSORS AND ASSIGNS
This Agreement shall enure to the benefit of, and shall be binding on, the parties and their respective successors and permitted assigns.

IN WITNESS, the common seal of each party has been affixed to this Agreement in the presence of their respective officers who are authorized to do so this 8th day of September, 1980.

The COMMON SEAL of BRITISH COLUMBIA	)
FOREST PRODUCTS LIMITED was here-)
unto affixed in the presence of:	)
)
)
President	)
)
)
Secretary	)
The COMMON SEAL of DOMAN INDUSTRIES	)
LIMITED was hereunto affixed in the	)
presence of:	)
)
)
President	)
)
)
Assistant Secretary	)